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ASTOR
WEISS                                                                   June 1, 2000
KAPLAN &
ROSENBLUM, LLP
                                               VIA FEDERAL EXPRESS AND EDGAR
ATTORNEYS AT LAW
                                               Securities and Exchange Commission
THE BELLEVUE                                   Division of Filer Support
200 SOUTH BROAD STREET                         450 5th Street, N.W.
SUITE 600                                      Washington, D.C.  20549
PHILADELPHIA, PA 19102
215.790.0100                                                     RE: Select Media Communications
FAX: 215.790.0509                                                       File No.: 000-24706

PAUL C. ASTOR                                  Ladies/Gentlemen:
G. DAVID ROSENBLUM
ARTHUR H. KAPLAN                                    On behalf of the above-referenced issuer, I hereby
BARBARA OAKS SILVER                            withdraw the Form 10-SB Registration Statement filed on
DAVID S. WORKMAN                               behalf of the above-referenced issuer, which was initially
DAVID GUTIN                                    filed on April 3, 2000 and amended April 11, 2000. The
DAVID S. MANDEL                                registrant is withdrawing this Registration Statement
GERALD J. SCHORR                               because the registrant believed that its formal registration
WILLIAM J. WEISS                               under the Securities and Exchange Act of 1934 had
CHRISTOPHER P. FLANNERY                        terminated. Since the registrant's registration under the
JANET G. FELGOISE                              Securities and Exchange Act of 1934 had not, in fact
ELIZABETH F. WARNER                            terminated, registrant is withdrawing this Form 10-SB
FRANCES F. FREEDMAN                            filing.
DINA S. INGERMAN
                                                    Please address any comments on this matter to the
                                               undersigned at (215) 790-0100.
SPECIAL COUNSEL
NEIL HUROWITZ, P.C.                                                 Yours truly,
FELLOW, AMERICAN ACADEMY
OF MATRIMONIAL LAWYERS                                              ASTOR WEISS KAPLAN & ROSENBLUM, LLP

JERROLD V. MOSS
ROBERT P. STYLE
                                                                    BY: /s/ CHRISTOPHER P. FLANNERY
OF COUNSEL                                                             -------------------------------
ADINOLFI & SPEVAK                                                      CHRISTOPHER P. FLANNERY, ESQUIRE
HADDONFIELD, NJ
                                               CPF:kts
EDWARD W. SILVER
                                               cc: Amy O'Brien, Esquire
ALVIN M. WEISS
1960-1976

OTHER OFFICES:

401 CITY AVENUE
SUITE 500
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610.667.8660
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